Exhibit 5.1

MAGIC EMPIRE GLOBAL LIMITED	D +852 3656 6054
E nathan.powell@ogier.com
D +852 3656 6023
E janice.chu@ogier.com

Reference: JTC/SWL/507394.00004

30 September 2026

Dear Sirs

MAGIC EMPIRE GLOBAL LIMITED (the Company)

We have acted as British Virgin Islands legal counsel to the Company in connection with the filing of the Company’s prospectus supplement dated 28 September 2026, including all amendments or supplements thereto (the Prospectus Supplement), forming part of the registration statement on Form F-3 (File No. 333-298796) (including its exhibits, the Registration Statement) which was declared effective on 17 September 2026, with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act).

The Prospectus Supplement relates to the Company’s issuance and sale of up to US$3,000,000 of the following securities of the Company (the Securities) to several purchasers pursuant to the securities purchase agreement dated 30 September 2026 entered into by the Company and the purchasers (the SPA);

(i)	2,678,572 units (the Units), with each Unit consisting of (x) 2,678,572 Class A Ordinary Shares (as defined below) (the Sale Shares), and (y) ordinary shares purchase warrants to purchase up to 24,107,148 Class A Ordinary Shares (the Warrants); and

(ii)	up to 24,107,148 Class A Ordinary Shares issuable upon exercise of the Warrants (the Warrant Shares).

This opinion letter is given in accordance with the terms of the Legal Matters section of the Prospectus Supplement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). The headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 10 June 2026 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 10 May 2016,

(ii)	a copy of the memorandum and articles of association of the Company registered with the Registrar on 10 May 2016, and as amended by a resolution of shareholders dated 14 July 2021 and filed with the Registrar on 14 July 2021 and as further amended by a resolution of shareholders dated 9 September 2021 and filed with the Registrar on 9 September 2021;

(iii)	a copy of the amended and restated memorandum and articles of association of the Company filed with the Registrar on 25 July 2022;

(iv)	a copy of the second amended and restated memorandum and articles of association of the Company filed with the Registrar on 4 December 2023;

(v)	a copy of the third amended and restated memorandum and articles of association of the Company filed with the Registrar on 5 December 2024; and

(vi)	a copy of the fourth amended and restated memorandum and articles of association of the Company filed with the Registrar on 6 August 2026 (the Memorandum and Articles);

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 10 June 2026 (the Court Records);

(c)	the Company Registry Records and the Court Records each as updated by update search on 3 September 2026 and 28 September 2026 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(d)	a copy of the certificate of incumbency in respect of the Company dated 28 September 2026 (the Certificate of Incumbency) issued by the registered agent of the Company;

(e)	a certificate of good standing dated 28 September 2026 issued by the Registrar in respect of the Company (the Certificate of Good Standing).

(f)	a copy of the register of directors of the Company provided to us on 3 September 2026 (the ROD);

(g)	copies of the listed shareholder lists of the Company provided to us on 28 September 2026 (the ROM, and together with the ROD, the Registers);

(h)	a copy of the written resolutions of all of the directors of the Company dated 27 September 2026 and 28 September 2026 approving the Company’s filing of the Prospectus Supplement, entering into the SPA and the Warrant and issuance of the Securities (the Board Resolutions);

(i)	a copy of the SPA;

(j)	a copy of the Warrant;

(k)	the Prospectus Supplement; and

(l)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency, the Certificate of Good Standing and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement and the Prospectus Supplement are true and correct copies and the Registration Statement and the Prospectus Supplement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement and the Prospectus Supplement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BVI Business Companies Act (Revised) (the BCA);

(g)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him in approving the transactions as contemplated therein and in the SPA, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Board Resolutions and the SPA which has not been properly disclosed in the Board Resolutions;

(h)	the issuance and sale of the Securities by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles nor any applicable law, regulation, order or decree in the British Virgin Islands;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Securities and none of the Securities have been offered or issued to residents of the British Virgin Islands;

(j)	the Company will have sufficient authorized but unissued Class A Ordinary Shares to effect the issuance of the Warrant Shares at the time of issuance;

(k)	upon the issue of any Sale Shares and Warrant Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(l)	the Company is, and after the allotment and issuance of the Securities will be, able to pay its liabilities as they fall due;

(m)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(n)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(o)	the Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA on 10 May 2016 and is validly existing and in good standing under the laws of the British Virgin Islands.

Maximum Number of Shares Authorised to Issue

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 5,000,000,000 shares of no par value each divided into (i) 2,333,333,333 Class A Ordinary Shares of no par value each; (ii) 166,666,667 Class B Ordinary Shares of no par value each and (iii) 2,500,000,000 Non-voting Ordinary Shares of no par value each.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance and sale of the Securities under the Registration Statement and the Prospectus.

Valid issuance of Sale Shares and Warrant Shares

(d)	The Offer Shares have been duly authorised by the board of directors of the Company for issue and when:

(i)	issued by the Company against payment in full of the consideration therefor in accordance with the terms set out in the SPA and the Memorandum and Articles; and

(ii)	such issuance of Sale Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(e)	The Warrant Shares which are to be issued pursuant to the Warrants when the Warrants are exercisable, have been duly authorised for issue and, when:

(i)	issued by the Company upon due exercise of the Warrants in accordance with the terms of the Warrants and the Company’s then effective memorandum and articles of association; and

(ii)	such issuance of Warrant Shares has been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Warrants, validly issued, fully paid and non-assessable.

Taxation

(f)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the SPA.

(g)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exception(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.6	For the purposes of this opinion “in good standing” means only that the Registrar of Corporate Affairs is satisfied that the Company is deemed to be in good standing under Section 235 of the BCA on the date of issue of the Certificate of Good Standing. Notwithstanding any expiry date referred to the certificate, the Company shall cease to be in good standing under Section 235 of the BCA if the Registrar of Corporate Affairs is not, or ceases to be, satisfied that the Company: (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs when due a copy of its registers of directors in accordance with and to the extent required by the BCA; and (iv) has filed with the Registrar of Corporate Affairs when due a copy of its registers of members in accordance with and to the extent required by the BCA; and (v) has filed with the Registrar of Corporate Affairs when due beneficial ownership information in accordance with the BCA; and/or where the Registrar of Corporate Affairs has received any notification that the Company has failed to file its annual return in accordance with and to the extent required by the BCA. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.7	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(a)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(b)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(e)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

6.1	We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to our firm under the headings “Legal Matters” of the Prospectus Supplement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement, including this opinion as an exhibit or otherwise.

6.2	This opinion may be used only in connection with the offer and sale of the Securities and while the Registration Statement and the Prospectus Supplement are effective.

Yours faithfully

Ogier